[WEST CORPORATION LOGO]


West Corporation                            At the company:

11808 Miracle Hills Drive                   Carol Padon
Omaha, NE 68154                             Investor Relations

                                            (402) 963-1500

             West Corporation Announces Acquisition of Attention LLC
           Addition of Premier Accounts Receivable Management Company
         Provides Significant Growth Opportunities in $13 Billion Market

(OMAHA, NE, July 23, 2002 - West Corporation (NASDAQ: WSTC), a leading provider of integrated customer contact solutions focused on helping Fortune 1000 companies acquire, manage, retain and grow their customer relationships, today announced the acquisition of Attention LLC, a leading accounts receivable management company.

West Corporation has entered into a definitive agreement to acquire 100% ownership of Attention LLC, a privately held accounts receivable management company with expected 2002 revenues of between $25 and $30 million. Under the terms of the agreement, West Corporation has agreed to an initial cash payment of approximately $40 million, which includes the assumption of approximately $5 million in debt, plus future payments for its current owners of between $21.5 and $50 million, depending on the performance of the company over the next 4.5 years.

"This strategic move into the accounts receivable management arena is a natural development for West," explained Tom Barker, President & CEO. "The acquisition of Attention LLC will allow us to capitalize on the tremendous opportunities in this large and growing market. Accounts receivable management services utilize similar infrastructure to our Outbound business. Access to West's infrastructure, capital and clients will drive aggressive growth with minimal capital expenditure. The end result will be improved utilization of assets, higher revenue per workstation and significant cross-selling opportunities for both organizations."



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The acquisition is expected to be completed on or about August 1, 2002. The closing of the transaction is subject to customary closing conditions, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Attention, LLC is projected to add approximately $11 - $13 million dollars of revenue to West Corporation's 2002 results, producing approximately $1.4 - $1.6 million in additional net income.

The addition of Attention, LLC increases West's presence in the healthcare, financial services, credit card, automotive and retail industries. The company has three facilities with approximately 400 employees located in Atlanta, Georgia, Sherman, Texas and Stockton, California. Attention, LLC will operate as a division of West Corporation and will report to Chief Operating Officer Nancee Berger.

"We are excited about working with Jim Richards and the entire Attention team," commented Nancee Berger, Chief Operating Officer of West Corporation. "We were initially attracted to the firm because of its experienced management team, premium brand clients, and a reputation for delivering outstanding results for its clients. We have the right team, resources and capital structure in place to allow Attention to grow."

Conference Call
---------------

The company will hold a conference call to discuss this acquisition and its second quarter earnings on July 24th at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation
----------------------

West Corporation is a leading provider of integrated customer contact solutions focused on helping Fortune 1000 companies acquire, manage, retain and grow their customer relationships.

West's customized solutions include large volume agent based transaction processing, interactive voice response, Web-enabled customer contact solutions and business-to-business marketing services. The company's operational strength and proprietary technology enables it to develop long-term partnerships with its clients and drive greater value from each customer interaction.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 24,000 employees, occupying thirty-five state-of-the-art contact centers and eight interactive automated voice and data processing centers across North America, and India.


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For more information, please visit www.west.com.

Statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties. Such risks and uncertainties include, but are not limited to: planned expansion of operating facilities; labor market conditions; mergers, acquisitions, or joint ventures, including their execution; customer concentrations; technological innovation; and general economic conditions. Further information regarding the factors that could cause actual results to differ from expected or projected results can be found in documents filed by the Company with the United States Securities and Exchange Commission (the "SEC").

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